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                              SHARE SALE AGREEMENT

SHARE SALE AGREEMENT made January 17, 2003

BETWEEN:

ASPEON INC of 16832 Redhill Ave. Irvine, CA 92606, United States of America (formerly trading as JAVELIN SYSTEMS INC)

(the 'vendor');

AND

MATTHEW JAMES MALEY, an individual
(the 'purchaser').

RECITALS:

A. The vendor is an American company which manufacturers and distributes electronic point of sale equipment and other technology based products and goods.

B. JAVELIN SYSTEMS (ASIA PACIFIC) PTY LIMITED (ACN 082 092 742) (the "Company") is an Australian based subsidiary of the vendor and markets and sells the vendor's products and goods in the Asia Pacific region.

C. The purchaser wishes to acquire ownership of the Sale Share in the Company so as to continue to develop the marketing and sales of the vendor's products in the Asia Pacific region.

D.       The vendor is the registered holder and beneficial owner of the Sale
         Share.

E. Purchaser is a director and secretary of the Company and has, for approximately five (5) years preceding the date of this agreement, had primary responsibility for the supervision of the day to day operations of the Company and its business.

F. The vendor wishes to sell to the purchaser and the purchaser wishes to buy from the vendor the Sale Share on the terms and conditions of this agreement.

G. In addition to the mutual promises and exchanges contained in this agreement the vendor agrees to enter into a separate Distribution Agreement with the Company at Completion in substantially the form attached to this agreement as Exhibit A directed at the marketing, promotion and sale of the vendor's goods in the Asia Pacific region.

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THE PARTIES AGREE AND DECLARE AS FOLLOWS:

INTERPRETATION

         1.1      Definitions

                  In this agreement, unless the context otherwise requires:

                  'Accounts Payable' has the meaning indicated in clause 2.4;

                  'Bank Guarantee' has the meaning indicated in clause 7.1;

                  'Business Day' means a day on which banks are open for banking business in Australia;

                  'Company' means JAVELIN SYSTEMS (ASIA PACIFIC) PTY LIMITED (ACN 082 092 742), whose corporate details are set out in
                  Schedule 1;

                  'Completion' means completion of the sale and purchase of the Sale Share under clause 4;

                  'Distribution Agreement' means the Distribution Agreement between the vendor and the Company in the form attached to this agreement as Exhibit A.

                  'GST Law' has the same meaning as in A New Tax System (Goods and Services Tax) Act 1999

                  'Instalment Payments' has the meaning indicated in clause 2.4;

                  'Loss or claim' means, in relation to any person, a damage, loss, cost, expense or liability incurred by the person or a claim, demand, action, proceeding or judgment made against the person, however arising and whether present or future, fixed or unascertained, actual or contingent;

                  'Purchase Price' means the consideration described in Schedule 7;

                  'Sale Share' means a single ordinary share in the Company;

                  'Warranty' means each of the warranties and representations referred to in clause 5.1.

         1.2      General

                  In this agreement, unless the context otherwise requires:

                  (a)      the singular includes the plural and vice versa;

                  (b) a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or government and vice versa;

                  (c)      a reference to any gender includes all genders;

                  (d) a reference to a recital, clause, schedule, annexure or exhibit is to a recital, clause, schedule, annexure, or exhibit of or to this agreement;

                  (e) a recital, schedule, annexure or a description of the parties forms part of

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                           this agreement;

                  (f) a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

                  (g) a reference to any party to this agreement, or any other document or arrangement, includes that party's executors, administrators, substitutes, successors and permitted assigns;

                  (h) where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

                  (i) a reference to a bankruptcy or winding up includes bankruptcy, winding up, liquidation, dissolution, becoming an insolvent under administration (as defined in section 9 of the Corporations Act), being subject to administration and the occurrence of anything analogous or having a substantially similar effect to any of those conditions or matters under the law of any applicable jurisdiction, and to the procedures, circumstances and events which constitute any of those conditions or matters;

                  (j) where an expression is defined anywhere in this agreement, it has the same meaning throughout;

                  (k) a reference to 'dollars' or '$' is to an amount in United States Dollars ;

                  (l) a reference to a matter being 'to the knowledge' of a person means that the matter is to the best of the knowledge and belief of that person after making reasonable enquires in the circumstances; and

                  (m)      a term or expression starting with a capital letter:

                           (i) which is defined in clause 1.1 has the meaning given to it in clause 1.1;

                           (ii) which is defined in the Corporations Act but is not defined in clause 1.1 has the same meaning as in the Corporations Act; and

                           (iii) which is defined in the GST Law but is not defined in clause 1.1, has the same meaning as in the GST Law.

         1.3      Headings

                  In this agreement, headings are for convenience of reference only and do not affect interpretation.

         1.4      Confidentiality

                  Where this agreement provides that a party must treat any information confidentially, that party must not, and must ensure that any person who receives the information by the party's authority does not, until Completion:

                  (a) disclose any of the information in any form to anyone else; or

                  (b)      use any of the information except to:

                           (i) acquire or check information in connection with this agreement and the transactions contemplated by it; or


                           (ii) perform any of its obligations under this agreement or in relation to any of the transactions contemplated by it,

                  unless:

                  (c) the person who provides the information has first agreed in writing;

                  (d) the information is disclosed to a professional adviser, banker or financial adviser of the party or to a person whose consent is required under this agreement or for a transaction contemplated by it and that person undertakes to the person who provides the information:

                           (i) not to disclose any of the information in any form to anyone else; and

                           (ii) only to use the information for the purposes of advising the party or

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                                    financing the party or considering
                                    whether to give that consent (as the case may be);

                  (e)      the law requires the disclosure or use; or

                  (f) the information is available generally (but not if it is because a person has contravened a confidentiality obligation (including under this clause)).

                  If Completion does not occur on or before the completion date, the party must return, and ensure that any person who receives the information by the party's authority returns, the information (in any form in which it is held) to the person who provided the information. The obligations imposed by this clause survive termination of this agreement.

AGREEMENT TO SELL AND BUY THE SALE SHARE

         2.1      Sale and purchase

                  Subject to clause 3, the vendor as beneficial owner sells to the purchaser and the purchaser buys from the vendor, the Sale Share (together with all benefits, rights and entitlements accrued or attaching to the Sale Share) free from any security or third party interest for the Purchase Price and otherwise on the terms and conditions of this agreement.

         2.2      Purchase Price

                  The Purchase Price of the Sale Share is as described in
                  Schedule 7 of this agreement.

         2.3      Aged Payables

                  Vendor and purchaser agree that the total amount of the Company's payables to vendor as of the completion date is set out in Schedule 6 (the "Accounts Payable"). Purchaser will cause the Company to pay the Accounts Payable to vendor in monthly instalments of Ten Thousand Dollars (US$10,000) each until such time that the total Accounts Payable amount has been paid to the vendor. Each such instalment must be paid by the Company to the vendor on or before the last day of each calendar month, commencing on January 31, 2003 (the "Instalment Payments").

         2.4      Purchaser's Guarantee of Instalment Payments.

                  Purchaser irrevocably and unconditionally guarantees the vendor of the payment by the Company to vendor of all of the Accounts Payable. Purchaser's guarantee under this clause 2.4 is a guarantee of performance and payment. Upon any breach or default by the Company in the timely payment of any of the Instalment Payments in accordance with clause 2.3, vendor may proceed immediately against purchaser to obtain payment of that Instalment Payment.

CONDITIONS

         3.1      Conditions precedent to Completion

                  The obligations of the parties to complete the sale and purchase of the Sale Share do not become binding unless on or before the completion date each of the conditions set out in
                  Schedule 4 is fulfilled (or waived under cl 3.3).

         3.2      Effect of non-fulfilment

                  If the conditions referred to in clause 3.1 are not fulfilled (or waived under

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                  clause 3.3) on or before the completion date, then this
                  agreement (other than this clause 3 and clause 1) is at an end as to its future operation except for the enforcement of any right or claim which arises on or has arisen before this agreement comes to an end.

         3.3      Fulfilment by waiver

                  A condition referred to in clause 3.1 is waived if, and only if:

                  (a) where the condition is expressed to be for the benefit of a particular party, that party gives notice of waiver of the condition to the other party; and

                  (b) otherwise, the parties agree in writing to waive the condition.

         3.4      Obligation to satisfy conditions

                  Where Schedule 4 specifies that a party must do an act in relation to the fulfilment of a condition, the specified party must do the specified act in accordance with Schedule 4 and, in any event, the vendor and the purchaser must use their respective best endeavours to ensure that the conditions referred to in clause 3.1 are fulfilled on or before the completion date.

         3.5      Extent of obligation to fulfil conditions

                  The obligation imposed on a party by clause 3.4 does not require the party to waive any condition under clause 3.3.

COMPLETION

         4.1      Time and place of Completion

                  Completion is to occur on the completion date at such time and place as is agreed in writing by the parties.

         4.2      Obligations of vendor at Completion

                  At Completion the vendor must:

                  (a)      deliver or cause to be delivered to the purchaser:

                           (i) the share certificate in respect of the Sale Share or if the share certificate cannot be located, a written statutory declaration of that fact and an undertaking in writing to provide the share certificate to the Company if it is subsequently located;

                           (ii) a completed transfer of the Sale Share naming as transferee the purchaser or its nominees duly executed by the vendor;

                           (iii) a written and duly executed resignation as a director from Richard Stack;

                           (iv) the revocation of all existing authorities to operate bank accounts and the appointment of the person nominated by the purchaser as signatories of the bank accounts;

                           (v) a copy of the Distribution Agreement, duly executed by the vendor; and

                           (vi)     the common seal, certificate of
                                    incorporation and all company registers of the Company in the possession of vendor.

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                  (b)      ensure that a meeting of the directors of the Company
                           is convened to:

                           (i) approve registration of the purchaser as the holder of the Sale Share in the books of the Company, subject to the presentation of a duly executed and stamped transfer in respect of the Sale Share; and

                           (ii) resolve to accept the resignation referred to in paragraph (a)(iii) and the revocation of existing authorities and appointments referred to in paragraph (a)(iv)

         4.3      Obligations of purchaser at Completion

                  At Completion the purchaser must:

                  (a) pay all of the Purchase Price to the vendor or as the vendor may direct by notice to the purchaser, by wire transfer of immediately available funds to a bank account designated by the vendor; and

                  (b) deliver to the vendor a copy of the Distribution Agreement, duly executed by purchaser.

         4.4      Vendor's obligations until registration

                  After Completion and until the Sale Share is registered in the name of the purchaser and any nominee, the vendor must take all action as registered holder of the Sale Share as the purchaser may lawfully require from time to time by notice.

         4.5      Purchaser's obligation to register

                  The purchaser must ensure that registration of the transfer of the Sale Share takes place as soon as possible after Completion.

         4.6      Interdependence

                  The obligations of the vendor under clauses 4.2 and 4.3 are interdependent.

         4.7      Title

                  On Completion unencumbered beneficial ownership in the Sale Share will pass to the purchaser. After stamping of the transfer in respect of the Sale Share and registration of the purchaser as registered holder of the Sale Share, legal ownership in the Sale Share will pass to the purchaser.

WARRANTIES

         5.1      Vendor's warranties

                  (a) The vendor warrants and represents to the purchaser, as an inducement to the purchaser to enter into this agreement and to purchase the Sale Share, that, to the knowledge of the vendor each of the statements set out in Schedule 5 is true, complete and accurate, both at the date of this agreement and at the completion date (except that where a Warranty refers to only one of those dates, that Warranty is given only as at that date). However, notwithstanding the foregoing or any other provision of this agreement, in no event will vendor be deemed to have breached any representation or Warranty, or be responsible to indemnify purchaser with respect to any loss or claim, to the extent that (a) the facts, events or circumstances constituting such breach, or the existence of

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                  such loss or claim, are known to the purchaser as of the date of this agreement or the completion date; or (b) caused directly or indirectly by any act or omission on the part of the purchaser.

                  (b) After Completion, purchaser must give notice in writing to vendor of any breach of any of the warranties made by vendor under this agreement as soon as practicable after becoming aware thereof.

                  (c) The purchaser acknowledges that no representations or warranties in connection with the sale of the Sale Share or the Company have been made by the vendor or anyone on behalf of the vendor other than the warranties expressly stated in this agreement.

         5.2      Vendor's indemnity

                  The vendor indemnifies the purchaser against any loss or claim of or against the purchaser to the extent that the claim arises from or is connected with any breach by the vendor of any of the warranties or any other term of this agreement; provided, however, that in no event will the vendor's aggregate liability arising in any way under or in connection with this agreement exceed an amount equal to the Purchase Price.

         5.3      Duration of warranties

                  The warranties and the provisions of clauses 5.1, 5.2 and 5.5 remain in full force and are binding notwithstanding Completion for a period of 2 years from the date of Completion and, where before that date the purchaser gives the vendor notice of a claim for a breach of a warranty, or the vendor gives the purchaser notice of a claim for a breach of a warranty, that warranty does not cease on that date and continues after that date to the extent required to enable the purchaser, or the vendor, as the case may be, to prosecute that claim.

         5.4      Separate warranties

                  Each warranty is a separate warranty and representation and its meaning is not affected by any other warranty.

         5.5      Purchaser's warranties

                  The purchaser warrants and represents to the vendor, as an inducement to the vendor to enter into this agreement and to sell the Sale Share, and it is a condition of this agreement that, at the date of this agreement and at the completion date:

                  (a) the execution and delivery of this agreement has been properly authorised by all necessary action of the purchaser;

                  (b) the purchaser has full power and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement;

                  (c) this agreement constitutes a legal, valid and binding obligation on the purchaser enforceable in accordance with its terms by appropriate legal remedy;

                  (d) this agreement does not, and Completion will not, conflict with or result in the breach of or default under any provision of any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or a subject or by which it is bound; and

                  (e) there are no actions, claims, proceedings or investigations pending or

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                           threatened against it or to its knowledge by, against
                           or before any person which may have a material effect on the sale and purchase of the Sale Share in accordance with this agreement.

                  (f) the purchaser agrees and covenants to assume full liability for any employment, severance or long service entitlements obligations arising in relation to the Company's employees after the completion date.

         5.6      Purchaser's indemnity

                  The purchaser indemnifies the vendor against any loss or claim of or against the vendor to the extent that the claim arises from or is connected with any breach of any of the warranties of purchaser or any other term of this agreement;

COSTS AND STAMP DUTY

         6.1      Costs generally

                  Each party must bear and is responsible for its own costs in connection with the preparation, execution, Completion and carrying into effect of this agreement.

         6.2      Stamp duty generally

                  The purchaser must bear and is responsible for all stamp duty on or in respect of:

                  (a)      this agreement; and

                  (b) the instruments of transfer referred to in clause 4.2 and any instrument or transaction contemplated by this agreement.

GUARANTEES

         7.1      Release of Guarantee of Bank Debt

                  As soon as possible after the completion date, but in any event within sixty (60) days after the date of this agreement, purchaser will obtain, and deliver to vendor, a release, in form and substance satisfactory to vendor, which will completely and irrevocably release and discharge vendor from any and all obligations and liabilities under and with respect to that certain Deed of Guarantee (the "Bank Guarantee") in favor of Commonwealth Bank of Australia CAN 123 123 124 (the "Bank") previously executed by the vendor The release must be executed by the Bank and each assignee of the Bank under the Bank Guarantee, if any.

         7.2      Indemnification re Bank Guarantee

                  Purchaser will reimburse vendor and each of its present and future officers, directors, employees, agents and shareholders (individually an "Indemnified Party" and collectively the "Indemnified Parties") for, and indemnify and hold the Indemnified Parties harmless against, any and all losses, liabilities, damages, amounts paid in settlement, demands, penalties, fines, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses (including, without limitation, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing, and defending against any litigation or administrative or judicial proceeding) (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered directly or indirectly by, any Indemnified Party as a result of or

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                  arising from or in connection with the Bank Guarantee.

NOTICES

         8.1      Method of giving notices

                  A notice, consent, approval or other communication (each a 'notice') under this agreement must be signed by or on behalf of the person giving it, addressed to the person to whom it is to be given and:

                  (a)      delivered to that person's address;

                  (b)      sent by pre-paid mail to that person's address; or

                  (c)      transmitted by facsimile to that person's address.

         8.2      Time of receipt

                  A notice given to a person in accordance with this clause is treated as having been given and received:

                  (a) if delivered to a person's address, on the day of delivery if a Business Day, otherwise on the next Business Day;

                  (b) if sent by pre-paid mail, on the fifth Business Day after posting; or

                  (c) if transmitted by facsimile to a person's address and a correct and complete transmission report is received, on the day of transmission if a Business Day, otherwise on the next Business Day.

         8.3      Address of parties

                  For the purposes of this clause the address of a person is the address set out below or another address of which that person may from time to time give notice to each other person:

                  THE VENDOR:

                  Address:          ASPEON Inc.
                                    Aspeon Irvine Office
                                    16832 Redhill Ave.
                                    Irvine, CA 92606
                                    UNITED STATES OF AMERICA

                  Facsimile:        + 1 949 440 8087

                  Attention:        Mr. Richard Stack - CEO

                  THE PURCHASER:

                  Address:          Mr. Matt Maley
                                     c/o Javelin Systems Asia Pacific Pty Ltd
                                     Unit 4/ 21 Chester Street
                                     Camperdown, NSW, 2050
                                     AUSTRALIA

                  Facsimile:        + 61 2 9565 5151

GENERAL

         9.1      Amendment

                  This agreement may only be amended or supplemented in writing, signed by the parties.

         9.2      Waiver

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                  The non-exercise of or delay in exercising any power or right of a party does not operate as a waiver of that power or right, nor does any single exercise of a power or right preclude any other or further exercise of it or the exercise of any other power or right. A power or right may only be waived in writing, signed by the party to be bound by the waiver.

         9.3      Entire agreement

                  This agreement is the entire agreement of the parties on the subject matter. The only enforceable obligations and liabilities of the parties in relation to the subject matter are those that arise out of the provisions contained in this agreement. All representations, communications and prior agreements in relation to the subject matter are merged in and superseded by this agreement.

         9.4      Severability

                  Any provision in this agreement which is invalid or unenforceable in any jurisdiction is to be read down for the purposes of that jurisdiction, if possible, so as to be valid and enforceable, and is otherwise capable of being severed to the extent of the invalidity or unenforceability, without affecting the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

         9.5      Assignment

                  No party may assign or transfer any of its rights or obligations under this agreement without the prior consent in writing of all the other parties.

         9.6      No merger

                  No provision of this agreement:

                  (a)      merges on or by virtue of Completion; or

                  (b) is in any way modified, discharged or prejudiced by reason of any of the conditions specified in clause
                           3.2 being waived.

         9.7      Further assurance

                  Each party must do, sign, execute and deliver and must ensure that each of its employees and agents does, signs, executes and delivers, all deeds, documents, instruments and acts reasonably required of it or them by notice from another party to effectively carry out and give full effect to this agreement and the rights and obligations of the parties under it, both before and after Completion.

         9.8      Counterparts

                  This agreement may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

         9.9      Attorneys

                  Each attorney who executes this agreement on behalf of a party declares that the attorney has no notice of the revocation or suspension by the grantor or in any manner of the power of attorney under the authority of which the attorney executes this agreement and has no notice of the death of the grantor.

         9.10     Confidentiality

                  Each party must treat the existence and terms of this agreement

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                  confidentially and no announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this agreement may be made or authorised by a party unless the other parties have first given their written approval; provided, however, that the vendor may, without purchaser's approval, make such public announcement of the existence and terms of this agreement as the vendor determines is necessary or advisable under applicable United States securities laws.

LAW AND JURISDICTION

         10.1     Governing law

                  This agreement is governed by the law in force in New South Wales, Australia.

         10.2     Submission to jurisdiction

                  The parties submit to the non-exclusive jurisdiction of the courts of New South Wales and any courts which may hear appeals from those courts in respect of any proceedings in connection with this agreement.

ACCESS TO BOOKS AND RECORDS

         11.1     Access to books and records

                  The vendor shall have the right, upon reasonable prior notice to purchaser, to have access to the Company's books and records during the Company's normal business hours, and the right to make copies of the same, for the purpose of enabling the vendor to prepare tax returns and any other proper purpose. In the event that the Company decides to destroy any of its books and records within eight years following the date of this agreement, purchaser shall notify the vendor of that intent not less than thirty days prior to such destruction, identifying in reasonable detail the books and records to be destroyed. If requested to do so by the vendor, the purchaser will cause the Company, in lieu of destroying such books and records, to transfer possession of the same to the vendor.

GST

         12.1     Consideration exclusive of GST

                  Any consideration or payment obligation in this deed is exclusive of GST unless stated otherwise.

         12.2     Monetary Consideration

                  (a) This clause 12.2 applies if a Supply made under, in connection with, or contemplated by this agreement is a Taxable Supply.

                  (b) If this clause 12.2 applies, the Consideration for the Supply is increased by an additional amount equal to the amount of that Consideration multiplied by the relevant GST rate.

                  (c) The additional amount under paragraph (b) is payable at the same time and in the same manner as any Consideration for the Supply to which the additional amount relates.

         12.3     Tax Invoice

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                  A party who makes a Taxable Supply under, in connection with, or contemplated by this deed, must give the party providing the Consideration for the Taxable Supply, a Tax Invoice within 10 Business Days after the end of the month in which any Consideration is paid, or an Invoice issued in relation to that Taxable Supply, whichever occurs first.

         12.4     Payments

                  Unless otherwise stated in this deed, the following principles apply when determining the amount of a payment under this deed:

                  (a) if a party is entitled under this deed to be reimbursed or indemnified by another party for an expense, claim, loss, liability or expense incurred in connection with this deed, the reimbursement or indemnity payment must not include any GST component of the expense, claim, loss, liability or cost for which an Input Tax Credit may be claimed; and

                  (b) if a party sets off an amount under this deed, the same principles apply to calculate the amount to be set-off, as if the amount had been paid in accordance with paragraph
                  (a).

         12.5     Adjustment Event

                  If an Adjustment Event occurs in respect of any Supply made under, in connection with, or contemplated by this deed, the parties must do all things necessary to make sure that the Adjustment Event may be properly accounted for, including:

                  (a) where appropriate, the party making that Supply must provide a refund or credit to or will be entitled to receive a further amount from the party providing the Consideration for that Supply; and

                  (b) the issue of an Adjustment Note within 10 Business Days after the end of the month in which the Adjustment Event occurs.

         12.6     Definitions

                  Capitalised terms in this clause 12 have the respective meanings ascribed to those terms by the GST Law.

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                                   SCHEDULE 1
                                  (Clause 1.1)

                                   THE COMPANY

NAME:  JAVELIN SYSTEMS (ASIA PACIFIC) PTY LIMITED

PLACE OF INCORPORATION: NEW SOUTH WALES

DATE OF INCORPORATION: 25 March 1998

AUSTRALIAN COMPANY NUMBER: 082 092 742

ISSUED CAPITAL: 1 Ordinary Share

DIRECTORS: MATTHEW JAMES MALEY, RICHARD STACK,

SECRETARIES: MATTHEW JAMES MALEY, PHILLIP ANTHONY WILD

                                   SCHEDULE 2
                             [INTENTIONALLY OMITTED]

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                                   SCHEDULE 3

                             [INTENTIONALLY OMITTED]

                                   SCHEDULE 4
                                   (Clause 3)

                                   CONDITIONS

Conditions for the benefit of all parties:

Confirmation of resignation of Richard Stack as a Director of the Company

Delivery of the share certificate for the Sale Share, or if the share certificate cannot be located, a written statutory declaration of that fact and an undertaking in writing to provide the share certificate to the Company if it is subsequently located

Delivery of executed share transfer form for the Sale Share

Production of minute of directors meeting authorising transfer of share from vendor to purchaser.

Conditions for the benefit of the vendor:

Payment of the Purchase Price for the share capital of Eighty Thousand United States Dollars (US$80,000) at Completion.

                                   SCHEDULE 5
                                  (Clause 5.1)

                               VENDOR'S WARRANTIES

1.       The vendor

1.1 The vendor is duly incorporated and validly exists under the law of its place of incorporation.

1.2      The vendor has full corporate power and authority to own the Sale
         Share.

1.3 The vendor is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened.

1.4 The vendor is not in liquidation or administration and no proceedings have been

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         brought or threatened or procedure commenced for the purpose of winding up the vendor or placing it under administration.

2.       Due authorisations

2.1 The execution and delivery of this agreement has been properly authorised by all necessary corporate action of the vendor.

2.2 The vendor has full corporate power and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement.

2.3 This agreement constitutes a legal, valid and binding obligation of the vendor enforceable in accordance with its terms by appropriate legal remedy.

2.4 This agreement and Completion do not conflict with or result in a breach of or default under any provision of the certificate of incorporation of the vendor or any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

3.       The Sale Share

3.1      The Sale Share:

         (a)      is the only issued share in the capital of the Company; and

         (b)      has been allotted and fully paid up.

3.2 There are no agreements, arrangements or understandings in force or securities issued which call for the present or future issue of, or grant to any person the right to require the issue of, any shares or other securities in the Company.

4.       Compliance with law and absence of litigation

4.1 There is no claim, action, proceeding or demand which may give rise to litigation involving the vendor (in relation to the Sale Share).

4.2 There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against the vendor.

4.3 There is no outstanding claim, action, proceeding or demand current, pending or threatened, in respect of the vendor in relation to the Sale Share.

4.4 The vendor is not a party to any contract, agreement, arrangement or understanding which is in breach of any applicable trade practices legislation in relation to the Sale Share nor does the vendor engage in any conduct or practice which is in breach of that legislation in relation to the Sale Share.

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                                   SCHEDULE 6

                                 (Clause 2.4)

                                ACCOUNTS PAYABLE

                           [OMITTED FROM THIS FILING]

                                       16

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                                   SCHEDULE 7

                                 PURCHASE PRICE

         The Purchase Price for the share capital in Javelin Systems (Asia Pacific) Pty Ltd is the sum of Eighty Thousand United States Dollars (US$80,000), payable at Completion.

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EXECUTED as an agreement.

Executed for and on behalf of
ASPEON INC BY:

/s/ RICHARD STACK                      -----------------------------------------
Signature of Director/Secretary         Signature of Director/Secretary
-----------------------------------    -----------------------------------------
Name of Director/Secretary              Name of Director/Secretary
-----------------------------------    -----------------------------------------

Executed by
MATTHEW JAMES MALEY in the presence of:

                                       /s/ MATTHEW JAMES MAELY
----------------------------------     ---------------------------
Signature of witness                       Signature of Matthew James Maley

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